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                                                                   EXHIBIT 99.1

                            VISION TWENTY-ONE, INC.
                             7209 Bryan Dairy Road
                                Largo, FL 33777

FOR IMMEDIATE RELEASE                                 THEODORE N. GILLETTE, CEO
NOVEMBER 21, 1997                                            813-545-4300


                  VISION TWENTY-ONE ANNOUNCES PUBLIC OFFERING

                  Vision Twenty-One, Inc. (the "Company") (NASDAQ National Market Symbol: EYES) announced that it has completed a secondary public offering of 2,300,000 shares of its common stock at a public offering price of $9.50 per share. The Company has granted the underwriters an over-allotment option to purchase 345,000 shares of common stock. The net proceeds from the common stock to be sold by the Company will be used to finance part of the cash portion of the Block Vision acquisition. The lead managing underwriter for the offering is Prudential Securities Incorporated and the co-managing underwriter is Wheat First Butcher Singer.

                  Vision Twenty-One Inc., is headquartered in Largo, Florida and provides a wide range of management and administrative services to LADS (local area delivery systems) established by the Company which are integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers.

                  A copy of the prospectus relating to the offering may be obtained from Prudential Securities Incorporated, 111 Eighth Avenue, 5th Floor, New York, NY 10011, telephone number (212) 776-8190.